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                                                                  SUB-ITEM 77Q2

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

     Based upon its review of the copies of all such filings received by it, Invesco Quality Municipal Income Trust believes that, during the fiscal year ended February 28, 2017, all filing requirements applicable to its Reporting Persons were met except that Form 3 reports covering (i) a disposition of the Fund's Shares held by Kelli K. Gallegos, Robert R. Leveille, Jack Connelly, James D. Phillips, Julius D. Williams, Mark E. Paris and Timothy O'Reilly and
(ii) a purchase of the Fund's Shares by Kelli K. Gallegos, Robert R. Leveille, Jack Connelly, James D. Phillips, Julius D. Williams, Mark E. Paris and Timothy O'Reilly were not filed in a timely manner.

     Based upon its review of the copies of all such filings received by it, Invesco Quality Municipal Income Trust believes that, during the fiscal year ended February 28, 2017, all filing requirements applicable to its Reporting Persons were met except that Form 4 reports covering (i) a disposition of the Fund's Shares held by Timothy O'Reilly and (ii) a purchase of the Fund's Shares by Timothy O'Reilly were not filed in a timely manner.